Exhibit 10.3

HARVARD SAVINGS BANK

EMPLOYMENT AGREEMENT

This Agreement is made effective as of the      day of             , 2009, by and between Harvard Savings Bank (the “Bank”), an Illinois chartered savings institution, with its principal administrative office at 58 North Ayer Street, Harvard, Illinois 60033 and Donn L. Claussen (“Executive”). Any reference to “Company” shall refer to Harvard Illinois Bancorp, Inc., the holding company of the Bank.

WHEREAS, the Bank wishes to retain the services of Executive as an Executive Vice President of the Bank for the period provided in this Agreement; and

WHEREAS, Executive is willing to serve in the employ of the Bank on a full-time basis for said period; and

WHEREAS, Executive is presently a party to an employment agreement with the Bank, effective January 1, 2008, which employment agreement shall be superseded by this Agreement; and

WHEREAS, in order to induce Executive to remain in the employ of the Bank and to provide further incentive to achieve the financial and performance objectives of the Bank, the parties desire to specify the severance benefits which shall be due to Executive in the event that his employment with the Bank is terminated under specified circumstances.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES

During the period of his employment hereunder, Executive agrees to serve as Executive Vice President of the Bank. In such capacity, Executive shall be the senior executive officer responsible for all accounting and finance activities for the Bank, its holding companies and all other affiliates or subsidiaries of the Bank, as well as other duties that are customarily assigned to an Executive Vice President and Chief Financial Officer of a financial institution. Failure to reelect Executive as Executive Vice President without the consent of Executive during the term of this Agreement shall constitute a breach of this Agreement.

Executive also agrees to serve, if appointed or elected, as a director of the Bank or the Company, and as an officer and/or director of any subsidiary or affiliate of the Bank or the Company.

2.	TERMS AND DUTIES

(a) The period of Executive’s employment under this Agreement shall begin as of the date first above written and shall continue for a period of thirty-six (36) full calendar months thereafter. Commencing on the first anniversary date of this Agreement, and continuing at each anniversary date thereafter, the Agreement shall renew for an additional year such that the remaining term shall be three (3) years unless written notice is provided to Executive at least thirty (30) days and not more than sixty (60) days prior to any such anniversary date, that his employment shall cease at the end of twenty-four (24) months following such anniversary date. Prior to each notice period for non-renewal, the disinterested members of the Board of Directors of the Bank (“Board”) will conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board’s meeting.

(b) During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder; provided, however, that, with the approval of the Board, as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in such Board’s judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Executive’s duties pursuant to this Agreement. Nothing in this Section shall be construed as preventing Executive from serving from time to time on boards, committees, or holding positions of non-profit or governmental organizations, including religious and civic groups, without the need for Board approval.

(c) Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement, upon such terms and conditions as the Bank and Executive may mutually agree.

3.	COMPENSATION AND REIMBURSEMENT

(a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2(b). The Bank shall pay Executive as compensation a salary of not less than $             per year (“Base Salary”). Such Base Salary shall be payable twice monthly, or in accordance with the Bank’s normal payroll practices. During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually; such review will be made no later than December 31 of each year during the term of this Agreement and shall be effective from the first day of said the following month through the end of the calendar year. Such review shall be conducted by the Board or a Committee designated by the Board, and the Board may increase, but not decrease, Executive’s Base Salary, other than a decrease that occurs pursuant to an employer-wide reduction of compensation of all officers of the Bank and provided that the reduction of Executive’s Base Salary is not in excess of the average percentage of the employer-wide reduction. Any increase in Executive’s Base Salary shall become the “Base Salary” for purposes of this Agreement. In addition to the Base Salary provided in this Section 3(a), the Bank shall provide Executive at no cost to Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Bank. In the event Executive is elected to the Board, in addition to the foregoing, Executive shall be entitled to receive fees for serving as a director of the Bank in the same amount and on the same terms as fees are paid to other employee directors of the Bank.

(b) The Bank will provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those generally provided to the Bank’s senior officers immediately prior to the beginning of the term of this Agreement, and the Bank will not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive’s rights or benefits thereunder, other than a change that occurs pursuant to a reduction in benefits under such plans, arrangements or perquisites that similarly affects all senior officers of the Bank. Executive will be entitled to participate in all bonus and similar programs available to the Bank’s senior officers, with participation for any partial year being appropriately pro-rated. The Bank shall provide Executive with term life insurance with a death benefit at least equal to $350,000 and shall pay the same percentage of Executive’s family health insurance premiums as paid for other similarly situated senior officers of the Bank. Without limiting the generality of the foregoing provisions of this Subsection (b), Executive will be entitled to participate in or receive benefits under any employee benefit plan, including but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, including stock benefit plans, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

(c) Executive shall be entitled to a minimum of four (4) weeks of paid vacation time each year during the term of this Agreement, as well as sick leave, holidays, other paid absences and additional paid vacation in accordance with the Bank’s policies and procedures for senior officers. Any unused paid time off during an annual period shall be treated in accordance with the Bank’s personnel policies as in effect from time to time.

(d) The Bank shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive performing his obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine. The Bank shall reimburse Executive for his ordinary and necessary business expenses, including, without limitation, licensing and CPE fees associated with Executive’s Illinois CPA, Insurance, and Brokerage Licenses. Furthermore, the Bank shall reimburse Executive for the reasonable costs that are necessary in maintaining Executive’s membership to the Financial Managers Society, and incurred in providing Executive with a continuing education necessary to improve the required skills of a senior Bank executive and in sending Executive to commercial lending training. Notwithstanding anything to the contrary herein, all reimbursements under this Agreement shall occur no later than March 15 of the calendar year following the calendar year in which the expense is incurred.

(e) The Bank shall provide Executive with non-qualified deferred compensation on the same general terms as the deferred compensation arrangements of the Bank’s Chief Executive Officer on the date hereof. Such deferred compensation shall provide a benefit at retirement in the amount of at least $52,000 per year for a term of 15 years with a pro rata vesting schedule of not more than 10 years. Notwithstanding any other provision herein to the contrary, in the event that Executive’s employment is terminated in accordance with either Section 4(a) or Section 5(b) below, Executive shall be entitled to receive, regardless of whether or not vested, such portion of his deferred compensation which has already been accrued on the date of termination plus such additional amounts of deferred compensation as would have been accrued had Executive been employed for an additional three years following the date of termination.

4.	PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION

The provisions of this Section shall in all respects be subject to the terms and conditions stated in Sections 8 and 15.

(a) The provisions of this Section shall apply upon the occurrence of an Event of Termination (as herein defined) during Executive’s term of employment under this Agreement. As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following:

(i)	the termination by the Bank of Executive’s full-time employment hereunder for any reason other than, (A) disability or retirement as defined in Section 6 below, (B) a Change in Control, as defined in Section 5(a), or (C) Termination for Cause as defined in Section 7 hereof; or

(ii)	Executive’s resignation from the Bank’s employ for “Good Reason.” Good Reason shall include any:

(A)	failure to elect or reelect or to appoint or reappoint Executive as Executive Vice President,

(B)	failure to renominate and reelect Executive to the Bank’s or the Company’s board following his appointment thereto provided, however, that any failure to elect Executive to such board which results from the actions of non-affiliated stockholders, shall not be deemed an Event of Termination,

(C)	material change in Executive’s function, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1, above,

(D)	a relocation of Executive’s principal place of employment by more than 15 miles from its location at the effective date of this Agreement, or a material reduction in the benefits and perquisites to Executive from those being provided as of the effective date of this Agreement,

(E)	liquidation or dissolution of the Bank other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive, or

(F)	any other breach of this Agreement by the Bank.

Upon the occurrence of any event constituting Good Reason, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than 30 days prior written notice given within a reasonable period of time (not to exceed 90 days) after the event giving rise to the right to elect, which termination by Executive shall be an Event Termination. The Bank shall have at least 30 days to remedy the event constituting Good Reason, provided, however, the Bank shall be entitled to waive such period and make an immediate payment hereunder. In the event of Executive’s resignation for any reason other than as specifically set forth in this Section 4(a), Executive shall not be entitled to any benefits under this Agreement.

(b) Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in Section 8, the Bank shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the Base Salary due to Executive for the remaining unexpired term of the Agreement; provided, however, that if the Bank is not in compliance with its minimum capital requirements or if such payments would cause the Bank’s capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as the Bank is in capital compliance. All amounts payable hereunder shall be made in a lump sum without reduction in the event Executive obtains employment following an Event of Termination, and shall commence within thirty (30) days following Executive’s Date of Termination, or if Executive is a Specified Employee (within the meaning of Treasury Regulation §1.409A-1(i)), shall commence on the first business day of the seventh month following Executive’s Date of Termination.

(c) Upon the occurrence of an Event of Termination, the Bank will cause to be continued life insurance and non-taxable medical and dental coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination, provided that such benefits shall not be provided in the event they should constitute an unsafe or unsound banking practice relating to executive compensation and employment contracts pursuant to applicable regulations, as is now or hereafter in effect. Such coverage shall cease upon the expiration of the remaining term of this Agreement.

(d) Executive’s “involuntary termination by the Bank” and “resignation from the Bank’s employ” in accordance with Section 4(a) shall be construed to require a “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, provided, however, that the Bank and Executive reasonably anticipate that the level of bona fide services Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

5.	CHANGE IN CONTROL

No benefit shall be payable under this Section 5 unless there shall have been a Change in Control of the Bank or the Company, as set forth below.

(a) Change in Control Defined. For purposes of this Agreement, a “Change in Control” means any of the following events:

(1)	Merger: The Company or the Bank merges into or consolidates with another entity, or merges another bank or corporation into the Bank or the Company,

and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(2)	Acquisition of Significant Share Ownership: There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Bank’s voting securities; provided, however, this clause (ii) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(3)	Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders or corporators) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(4)	Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets

(b) If any of the events described in Section 5(a) hereof constituting a Change in Control have occurred, Executive shall be entitled to the benefits provided in paragraphs (c) and (d) of this Section 5 upon his subsequent termination of employment at any time during the term of this Agreement, regardless of whether such termination results from (i) his resignation for the reasons provided in Section 4(a)(ii), or (ii) his dismissal upon the Change in Control, unless such termination is (A) because of his death or retirement, or, (B) disability.

(c) Upon the occurrence of a Change in Control followed by Executive’s termination of employment, the Bank shall pay Executive, or, in the event of his subsequent death (subsequent to such termination), his beneficiary or beneficiaries, or his estate, as the case may be, shall receive as severance pay or liquidated damages, or both, an amount equal to the greater of (i) three times the sum of: (A) the highest annual rate of Base Salary paid to Executive at any time under this Agreement, and (B) the greater of (x) the average annual cash bonus paid to Executive with respect to the three completed fiscal years prior to the termination, or (y) the cash bonus paid to Executive with respect to the fiscal year ended prior to the termination, or (ii) 299% of Executive’s “base amount” as defined in Section 280G(b)(3) of the Code. All payments made hereunder to Executive shall be paid in a lump sum and shall commence within thirty (30) days after the Date of Termination or if Executive is a Specified Employee (within the meaning of Treasury Regulations §1.409A-1(i)), on the first day of the seventh month after the Date of Termination.

(d) Upon the occurrence of a Change in Control followed by the termination of Executive’s employment, the Bank shall provide to Executive life insurance and non-taxable medical and dental insurance coverage substantially comparable, as reasonably or customarily available, to the coverage maintained by the Bank for Executive prior to his severance, except to the extent such coverage is changed in its application to all employees of the Bank or not available on an individual basis to a terminated employee. Such coverage shall cease thirty-six (36) months from the date of Executive’s termination of employment.

(e) For Purposes of this Section 4, “termination of employment” shall mean “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, provided, however, that the Bank and Executive reasonably anticipate that the level of bona fide services Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36-month period.

6.	TERMINATION UPON RETIREMENT OR DISABILITY

(a) Termination by the Bank of Executive based on retirement shall mean termination in accordance with the Bank’s retirement policy or in accordance with any retirement arrangement established with Executive’s consent with respect to him. Upon termination of employment upon retirement, no amounts or benefits shall be due to Executive under this Agreement, and Executive shall be entitled to all benefits under any retirement plan of the Bank and other plans to which Executive is a party.

(b) Termination by the Bank of Executive’s employment based on disability shall mean termination because of any physical or mental impairment which qualifies Executive for disability benefits under the applicable long-term disability plan maintained by the Bank or, if no such plan applies, which would qualify Executive for disability benefits under the federal social security system. Upon termination of employment upon disability, Executive shall be entitled to all disability benefits under any disability plan of the Bank and other plans to which Executive is a party.

7.	TERMINATION FOR CAUSE

The term “Termination for Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry. For purposes of this paragraph, no act or failure to act on the part of Executive shall be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Bank. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any stock options granted to Executive under any stock option plan of the Bank or any subsidiary or affiliate thereof, shall not be exercisable upon Executive’s receipt of Notice of Termination for Cause pursuant to Section 8 hereof, and shall be null and void subsequent to Executive’s Termination for Cause, unless such Termination for Cause is found to be wrongful or such dispute is otherwise decided in Executive’s favor, as set forth in Section 8(c) hereof.

8.	NOTICE

(a) Any termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) “Date of Termination” shall mean: (A) if his employment is terminated due to the occurrence of an Event of Termination set forth under Section 4(a)(ii)(A)-(E), thirty (30) days after a Notice of Termination is given unless the Bank waives its right to cure and agrees to the Event of Termination, and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination.

(c) If the party receiving a Notice of Termination desires to dispute or contest the basis or reasons for termination, the party receiving the Notice of Termination must notify the other party within thirty (30) days after receiving the Notice of Termination that such a dispute exists, and shall pursue the resolution of such dispute in good faith and with reasonable diligence pursuant to Section 19 of this Agreement. During the pendency of any such dispute, the Bank shall not be obligated to pay Executive compensation or other payments beyond the Date of Termination.

9.	POST-TERMINATION OBLIGATIONS

(a) All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with paragraph (b) of this Section 9 during the term of this Agreement and for one (1) full year after the expiration or termination hereof.

(b) Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

10.	NON-COMPETITION

(a) Upon any termination of Executive’s employment hereunder pursuant to Section 4 hereof, Executive agrees not to compete with the Bank for a period of one (1) year following such termination within 15 miles of any office of the Bank (the “non-competition area”), determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within the non-competition area, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank. Notwithstanding Section 19 hereof, the parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Subsection 10(a) agree that in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employers, employees and all persons acting for or with Executive. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

(b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank, and Executive may disclose any information regarding the Bank which is otherwise publicly available. In the event of a breach or threatened breach by Executive of the provisions of this Section 10, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

11.	SOURCE OF PAYMENTS

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.

12.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

13.	NO ATTACHMENT

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

14.	MODIFICATION AND WAIVER

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15.	REQUIRED PROVISIONS

(a) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(b) The Bank or the Company may terminate Executive’s employment at any time and for any reason, but any termination by the Bank or the Company, other than Termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement.

16.	SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

17.	HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of Illinois, except to the extent superseded by federal law.

19.	ARBITRATION

Except to the extent set forth in Section 10(a) hereof, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator, mutually acceptable to the Bank and Executive, sitting in a location selected by the Bank within fifty (50) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

20.	PAYMENT OF LEGAL FEES

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been settled or resolved by Executive and the Bank in Executive’s favor, and that such reimbursement shall occur no later than two and one-half months after the dispute is settled or resolved in Executive’s favor.

21.	INDEMNIFICATION

The Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, or in lieu thereof, shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board of Directors of the Bank). If such action, suit or proceeding is brought against Executive in his capacity as an officer or director of the Bank, however, such indemnification shall not extend to matters as to which Executive is finally adjudged to be liable for willful misconduct in the performance of his duties. No Indemnification shall be paid that would violate 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

22.	SUCCESSOR TO THE BANK

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

SIGNATURES

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and their seals to be affixed hereunto by its duly authorized officer, and Executive has signed this Agreement, on the day and date first above written.

ATTEST:	HARVARD SAVINGS BANK

By:
Chairman of the Board

WITNESS:	EXECUTIVE

By:
Donn L. Claussen